UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934

(Amendment No. 2)*

Compania Cervecerias Unidas S.A.

(Name of Issuer)

Common stock without nominal (par) value

Title of Class of Securities

204429104

(CUSIP Number)

Rosita Covarrubias Gatica
Enrique Foster Sur 20, 14th Floor
Santiago, Chile

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

October, 2013

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box.  ☐

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 204429104
1	NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Inversiones y Rentas S.A.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* BK
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 221,701,716
	8	SHARED VOTING POWER
	9	SOLE DISPOSITIVE POWER 221,701,716
	10	SHARED DISPOSITIVE POWER
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 221,701,716
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 60.0%
14	TYPE OF REPORTING PERSON* CO

CUSIP No. 204429104
1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Inversiones IRSA Limitada
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* BK
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 25,279,991
	8	SHARED VOTING POWER
	9	SOLE DISPOSITIVE POWER 25,279,991
	10	SHARED DISPOSITIVE POWER
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 221,701,716
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 60.0%
14	TYPE OF REPORTING PERSON* CO

CUSIP No. 204429104
1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Quiñenco S.A.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* BK
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 221,701,716
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 221,701,716
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 221,701,716
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 60.0%
14	TYPE OF REPORTING PERSON* CO

CUSIP No. 204429104
1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Heineken N.V.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* BK
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION The Netherlands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 221,701,716
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 221,701,716
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 221,701,716
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 60.0%
14	TYPE OF REPORTING PERSON* CO

CUSIP No. 204429104
1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Luksburg Foundation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* BK
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Liechtenstein
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 221,701,716
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 221,701,716
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 221,701,716
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 60.0%
14	TYPE OF REPORTING PERSON* HC

CUSIP No. 204429104
1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Lanzville Investments Establishment
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* BK
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Liechtenstein
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 221,701,716
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 221,701,716
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 221,701,716
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 60.0%
14	TYPE OF REPORTING PERSON* HC

CUSIP No. 204429104
1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Dolberg Finance Corporation Establishment
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* BK
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Liechtenstein
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 221,701,716
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 221,701,716
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 221,701,716
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 60.0%
14	TYPE OF REPORTING PERSON* HC

CUSIP No. 204429104
1	NAME OF REPORTING PERSON SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Geotech Establishment
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* BK
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Liechtenstein
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 221,701,716
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 221,701,716
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 221,701,716
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 60.0%
14	TYPE OF REPORTING PERSON* CO

CUSIP No. 204429104
1	NAME OF REPORTING PERSON SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Andsberg Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* BK
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Jersey, Channel Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 221,701,716
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 221,701,716
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 221,701,716
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 60.0%
14	TYPE OF REPORTING PERSON* HC

CUSIP No. 204429104
1	NAME OF REPORTING PERSON SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Andsberg Inversiones Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* BK
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Jersey, Channel Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 221,701,716
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 221,701,716
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 221,701,716
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 60.0%
14	TYPE OF REPORTING PERSON* HC

CUSIP No. 204429104
1	NAME OF REPORTING PERSON SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Andsberg Inversiones Ltda.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* BK
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 221,701,716
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 221,701,716
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 221,701,716
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 60.0%
14	TYPE OF REPORTING PERSON* HC

CUSIP No. 204429104
1	NAME OF REPORTING PERSON SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Ruana Copper Corporation Establishment
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* BK
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Liechtenstein
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 221,701,716
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 221,701,716
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 221,701,716
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 60.0%
14	TYPE OF REPORTING PERSON* HC

CUSIP No. 204429104
1	NAME OF REPORTING PERSON SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Guillermo Luksic Craig[1]
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* BK
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 221,701,716
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 221,701,716
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 221,701,716
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 60.0%
14	TYPE OF REPORTING PERSON* OO

1 Mr. Guillermo Luksic Craig passed away on March 27, 2013.  Following his passing, his individual holdings of common stock became part of his estate, which is currently the subject of ordinary course proceedings to finalize its distribution.  The executor of the estate does not have the ability to direct the voting or disposition of such shares of common stock.

CUSIP No. 204429104
1	NAME OF REPORTING PERSON SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Nicolás Luksic Puga
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* BK
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 221,701,716
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 221,701,716
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 221,701,716
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 60.0%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 204429104
1	NAME OF REPORTING PERSON SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Inmobiliaria e Inversiones Río Claro S.A.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* BK
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 221,701,716
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 221,701,716
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 221,701,716
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 60.0%
14	TYPE OF REPORTING PERSON* HC

CUSIP No. 204429104
1	NAME OF REPORTING PERSON SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Andrónico Luksic Craig
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* BK
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 221,701,716
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 221,701,716
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 221,701,716
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 60.0%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 204429104
1	NAME OF REPORTING PERSON SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Patricia Lederer Tcherniak
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* BK
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 221,701,716
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 221,701,716
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 221,701,716
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 60.0%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 204429104
1	NAME OF REPORTING PERSON SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Inversiones Consolidadas Ltda.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* BK
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 221,701,716
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 221,701,716
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 221,701,716
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 60.0%
14	TYPE OF REPORTING PERSON* HC

CUSIP No. 204429104
1	NAME OF REPORTING PERSON SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Inversiones Salta S.A.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* BK
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 221,701,716
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 221,701,716
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 221,701,716
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 60.0%
14	TYPE OF REPORTING PERSON* HC

CUSIP No. 204429104
1	NAME OF REPORTING PERSON SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Andrónico Luksic Lederer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* BK
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 221,701,716
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 221,701,716
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 221,701,716
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 60.0%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 204429104
1	NAME OF REPORTING PERSON SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Davor Luksic Lederer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* BK
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 221,701,716
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 221,701,716
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 221,701,716
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 60.0%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 204429104
1	NAME OF REPORTING PERSON SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Max Luksic Lederer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* BK
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 221,701,716
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 221,701,716
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 221,701,716
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 60.0%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 204429104
1	NAME OF REPORTING PERSON SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Dax Luksic Lederer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* BK
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 221,701,716
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 221,701,716
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 221,701,716
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 60.0%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 204429104
1	NAME OF REPORTING PERSON SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Inversiones Río Claro Ltda.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* BK
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 221,701,716
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 221,701,716
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 221,701,716
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 60.0%
14	TYPE OF REPORTING PERSON* CO

CUSIP No. 204429104
1	NAME OF REPORTING PERSON SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Inversiones Orengo S.A.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* BK
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 221,701,716
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 221,701,716
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 221,701,716
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 60.0%
14	TYPE OF REPORTING PERSON* CO

CUSIP No. 204429104
1	NAME OF REPORTING PERSON SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Inversiones Alaska Ltda.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* BK
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 221,701,716
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 221,701,716
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 221,701,716
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 60.0%
14	TYPE OF REPORTING PERSON* CO

CUSIP No. 204429104
1	NAME OF REPORTING PERSON SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Antonia Luksic Puga
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* BK
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 221,701,716
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 221,701,716
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 221,701,716
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 60.0%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 204429104
1	NAME OF REPORTING PERSON SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Isidora Luksic Prieto
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* BK
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 221,701,716
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 221,701,716
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 221,701,716
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 60.0%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 204429104
1	NAME OF REPORTING PERSON SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Mara Luksic Prieto
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* BK
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 221,701,716
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 221,701,716
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 221,701,716
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 60.0%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 204429104
1	NAME OF REPORTING PERSON SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Elisa Luksic Prieto
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* BK
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 221,701,716
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 221,701,716
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 221,701,716
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 60.0%
14	TYPE OF REPORTING PERSON* IN

CUSIP No. 204429104
1	NAME OF REPORTING PERSON SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Fernanda Luksic Lederer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS* BK
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Chile
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 221,701,716
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 221,701,716
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON 221,701,716
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 60.0%
14	TYPE OF REPORTING PERSON* IN

The statement on Schedule 13D filed on September 30, 2005, as amended and supplemented on April 3, 2006 (the “Schedule 13D”), relating to the common stock without nominal (par) value (the “Common Stock”), of Compania Cervecerias Unidas S.A. (“CCU”), a company organized under the laws of Chile, is hereby amended as set forth below by this Amendment No. 2 to the Schedule 13D. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to such terms in the Schedule 13D.

Item 2.	Identity and Background.

Item 2 of Schedule 13D is hereby amended to add the following persons:

(a) – (c), (f) This statement is being filed by the following persons:

Inversiones Río Claro Ltda., a limited liability company organized under the laws of Chile, is a holding company whose main purpose is to hold shares of Quinenco and various other companies. Inversiones Río Claro Ltda.’s principal business address is at Enrique Foster Sur 20, Floor 21, Santiago, Chile. Inversiones Río Clara Ltda. is a member of the Quinenco Group.

Inversiones Orengo S.A., a corporation organized under the laws of Chile, is a holding company whose main purpose is to hold shares of Quinenco and various other companies. Inversiones Orengo S.A.’s principal business address is at Apoquindo 4001, Floor 14, Las Condes, Santiago, Chile. Inversiones Orengo S.A. is a member of the Quinenco Group.

Inversiones Alaska Ltda., a limited liability company organized under the laws of Chile, is a subsidiary of Inversiones Consolidadas Ltda., and its main purpose is to hold shares of Quiñenco S.A. Inversiones Alaska Ltda.’s principal business address is at Enrique Foster Sur 20, 18th Floor, Las Condes, Santiago, Chile. Inversiones Alaska Ltda. is a member of the Quinenco Group.

Antonia Luksic Puga, a Chilean citizen, resides in Chile and has her principal business address at Enrique Foster Sur 20, Floor 21, Santiago, Chile. Mrs. Antonia Luksic Puga is a member of the Quinenco Group.

Isidora Luksic Prieto, a Chilean citizen, resides in Chile and has her principal business address at Enrique Foster Sur 20, Floor 21, Santiago, Chile. Ms. Isidora Luksic Prieto is a member of the Quinenco Group.

Mara Luksic Prieto, a Chilean citizen, resides in Chile and has her principal business address at Enrique Foster Sur 20, Floor 21, Santiago, Chile. Ms. Mara Luksic Prieto is a minor and is a member of the Quinenco Group.

Elisa Luksic Prieto, a Chilean citizen, resides in Chile and has her principal business address at Enrique Foster Sur 20, Floor 21, Santiago, Chile. Ms. Elisa Luksic Prieto is a minor and is a member of the Quinenco Group.

Fernanda Luksic Lederer, a Chilean citizen, resides in Chile and has her principal business address at Enrique Foster Sur 20, Floor 18, Santiago, Chile. Ms. Fernanda Luksic Lederer is a member of the Quinenco Group.

(d)    None of the Reporting Persons, or to the best knowledge of each of the Reporting Persons, any of the persons listed in Schedule A hereto, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the last five years.

(e)    During the last five years, none of the Reprting Persons, or to the best knowledge of each Reporting Person, any of the persons listed in Schedule A hereto, has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which any such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation of such law.

Item 3.	Source and Amount of Funds or Other Consideration.

Item 3 of the Schedule 13D is hereby supplemented as follows:

On June 18, 2013, shareholders at CCU’s Extraordinary Shareholders’ Meeting approved a capital increase of Ch$340,000,000,000* through the issuance of 51,000,000 new shares of the same series. On October 8, 2013, Inversiones IRSA Limitada participated in the capital increase in the amount of Ch$72,366,346,000, representing the acquisition of 11,133,284 additional shares at a subscription price of Ch$6,500 per share. The purchase of the shares by Inversiones IRSA Limitada was financed with a capital contribution received from Inversiones y Rentas S.A. (“IRSA”). IRSA financed the capital contribution with long-term bank credit loans and its own funds.

Long-term indebtedness of IRSA to finance the capital contribution to Inversiones IRSA Limitada consisted of a Loan Agreement, dated July 25, 2013, between Inversiones y Rentas S.A. and Banco del Estado de Chile, and a Credit Line Agreement, dated August 6, 2013, between Inversiones y Rentas S.A. and Banco de Crédito e Inversiones, as follows:

Lender	Date of Incurrence	Principal Amount**	Interest Rate	Maturity Date
Banco de Credito e Inv.	September 12, 2013	UF1,535,000	UF+ + 4.12% p.a.	May 31, 2023
Banco Estado	September 12, 2013	UF1,500,000	UF+ + 3.95% p.a.	May 31, 2023
Banco Estado	October 8, 2013	UF130,000	UF+ + 3.95% p.a.	May 31, 2023
* Chilean Pesos.

** Unidades de Fomento (UFs), which are inflation-indexed, peso-denominated monetary units. The UF rate is set daily in advance based on changes in the previous month's inflation rate in Chile.

Item 4.	Purpose of the Transaction.

Item 4 of the Schedule 13D is hereby amended and restated in its entirety as follows:

Inversiones IRSA Limitada purchased the shares referred to in Item 3 above in connection with CCU’s capital increase to maintain, jointly with IRSA, a 60% ownership interest in CCU.

Item 5.	Interests in Securities of the Issuer.

Item 5 of the Schedule 13D is hereby amended and restated in its entirety as follows:

(a)-(b)  See pages 1-31 of this Amendment No. 2 to the Schedule 13D for the aggregate number and percentage of Common Shares beneficially owned by each Reporting Person, the number of Common Shares as to which there is sole or shared power to vote, or to direct the vote, and sole or shared power to dispose or to direct the disposition.

(c)  On October 8, 2013, Inversiones IRSA Limitada purchased 11,133,284 shares of CCU’s Common Stock at a purchase price of Ch$6,500 per share, for an aggregate purchase price of Ch$72,366,346,000.

(d)  Not applicable.

(e)  Not applicable.

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

Item 6 of the Schedule 13D is hereby supplemented as follows:

Item 3 of this statement on Schedule 13D is incorporated herein by reference.

Pursuant to the Loan Agreement, dated July 25, 2013, between Inversiones y Rentas S.A. and Banco del Estado de Chile, IRSA agreed to, among other things, maintain direct ownership of at least 50.1% of the shares issued by CCU.

Pursuant to the Credit Line Agreement, dated August 6, 2013, between Inversiones y Rentas S.A. and Banco de Crédito e Inversiones, IRSA agreed to, among other things, (i) maintain control over CCU (contemplated in the agreement as direct or indirect ownership of over 50.1%  of CCU shares with voting rights at shareholder meetings, and control over rights and interests in CCU’s capital allowing IRSA the right to appoint or elect the majority of the members of the board of directors of CCU), and (ii) continue to hold, directly or indirectly, at least 50.1% of CCU’s shares.

Copies of English language translations of the Loan Agreement and the Credit Line Agreement are being filed as exhibits hereto.

Item 7.	Material to be Filed as Exhibits.

Item 7 of the Schedule 13D is hereby amended and restated in its entirety as follows:

The following are filed with this statement:

Exhibit No.	Description
1
Joint Filing Agreements, together with Powers of Attorney from each of Luksburg Foundation, Dolberg Finance Corporation Establishment, Lanzville       Investments Establishment, Ruana Copper Corporation Establishment, Geotech       Establishment, Andsberg Ltd., Andsberg Inv. Ltd., Andsberg Inversiones Ltda., Patricia Lederer Tcherniak, Nicolas Luksic Puga, Guillermo Luksic Craig, Andronico Luksic Craig, Inmobiliaria e Inversiones Rio Claro S.A., Inversiones Salta S.A., Inversiones Consolidadas S.A., Andronico Luksic Lederer, Davor Luksic Lederer, Max Luksic Lederer, Dax Luksic Lederer and LQ Inversiones Financieras S.A. *

2	Amended Shareholder's Agreement dated January 13, 2003 between Quinenco and Heineken Chile.*
3	Syndicated Loan Agreement among Inversiones y Rentas, Banco de Estado de Chile, Banco de Credito e Inversiones and Banco Bilbao Vizcaya Argentaria, Chile dated August 5, 2005.*
4	Syndicated Loan Agreement - Inversiones y Rentas S.A. and Banco del Estado de Chile and Others.*
5	Modification of Syndicated Loan Agreement – Inversiones Y Rentas S.A. and Banco del Estado de Chile and Others.*
6
Joint Filing Agreements for each of Inversiones y Rentas S.A., Inversiones IRSA Limitada, Inmobiliaria e Inversiones Río Claro S.A., Inversiones Río Claro Ltda., Inversiones Orengo S.A., Inversiones Alaska Ltda., Nicolás Luksic Puga, Antonia Luksic Puga, Isidora Luksic Prieto, Mara Luksic Prieto, Elisa Luksic Prieto and Fernanda Luksic Lederer; and
Powers of Attorney for each of Inversiones y Rentas S.A., Inversiones IRSA Limitada, Inmobiliaria e Inversiones Río Claro S.A., Inversiones Río Claro Ltda., Inversiones Orengo S.A., Inversiones Alaska Ltda., Nicolás Luksic Puga, Antonia Luksic Puga, Isidora Luksic Prieto, Mara Luksic Prieto, Elisa Luksic Prieto and Fernanda Luksic Lederer.

7	Loan Agreement, dated July 25, 2013, between Inversiones y Rentas S.A. and Banco del Estado de Chile.
8	Credit Line Agreement, dated August 6, 2013, between Inversiones y Rentas S.A. and Banco de Crédito e Inversiones.

* Exhibit previously filed

Schedule A-1

Schedule A-1 of the Schedule 13D is hereby amended in its entirety as follows:

Directors and General Manager of Inversiones y Rentas S.A.

Directors:

1.	Name:	Andrónico Luksic Craig

Principal Occupation:
Chairman of the Board of Directors of Quinenco S.A., LQIF S.A., SM Chile S.A. and CCU S.A., and Vice Chairman of the Board of Directors of Banco de Chile and CSVA S.A.  Director of various companies

	Business Address:	Enrique Foster Sur 20, 16th Floor
Santiago, Chile
	Citizenship:	Chilean

2.	Name:	Phillipe Pasquet
	Principal Occupation:	Director of various companies
	Business Address:	Av. das Americas 500, bloco 12, Barra da Tijuca
Rio de Janeiro 22640-100, Brasil
	Citizenship:	French

3.	Name:	Francisco Pérez Mackenna
	Principal Occupation:	Chief Executive Officer of Quinenco
	Business Address:	Enrique Foster Sur 20, 16th Floor
Santiago, Chile
	Citizenship:	Chilean

4.	Name:	Manuel Jose Noguera Eyzaguirre
	Principal Occupation:	Quinenco S.A. Chairman and Board Advisor
	Business Address:	Enrique Foster Sur 20, 16th Floor
Santiago, Chile
	Citizenship:	Chilean

5.	Name:	John Ross Nicolson
	Principal Occupation:	Chairman of the Board of Directors of Inversiones y
Rentas S.A.
Director of various companies
	Business Address:	AG Barr. 4 Mollins Road, Westfield Ind Estate,
Cumbernauld, G68 9HD, UK
	Citizenship:	British

6.	Name:	Jorge Luis Ramos Santos
	Principal Occupation:	Director of various companies
	Business Address:	Esperanza 110. Garza García
Nuevo León, México. ZP 66240
	Citizenship:	Mexican

A-1-1

General Manager:

1.	Name:	Alessandro Bizzarri Carvallo
	Principal Occupation:	Partner, Law Offices Carvallo, Bizzarri & García Abogados
	Business Address:	Av. Nueva Costanera 4229, of 206
Santiago, Chile
	Citizenship:	Chilean

A-1-2

Schedule A-2

Schedule A-2 of the Schedule 13D is hereby amended in its entirety as follows:

Authorized Signatories of Inversiones IRSA Limitada.

1.	Name:	Andrónico Luksic Craig
	Principal Occupation:	Chairman of the Board of Directors of Quinenco
S.A., LQIF S.A., SM Chile S.A. and CCU S.A.,
and Vice Chairman of the Board of Directors of
Banco de Chile and CSVA S.A. Director of
various companies
	Business Address:	Enrique Foster Sur 20, 16th Floor
Santiago, Chile
	Citizenship:	Chilean

2.	Name:	Phillipe Pasquet
	Principal Occupation:	Director of various companies
	Business Address:	Av. das Americas 500, bloco 12, Barra da Tijuca
Rio de Janeiro 22640-100, Brasil
	Citizenship:	French

3.	Name:	Francisco Pérez Mackenna
	Principal Occupation:	Chief Executive Officer of Quinenco
	Business Address:	Enrique Foster Sur 20, 16th Floor
Santiago, Chile
	Citizenship:	Chilean

4.	Name:	Manuel Jose Noguera Eyzaguirre
	Principal Occupation:	Quinenco S.A. Chairman and Board Advisor
	Business Address:	Enrique Foster Sur 20, 16th Floor
Santiago, Chile
	Citizenship:	Chilean

5.	Name:	John Ross Nicolson
	Principal Occupation:	Chairman of the Board of Directors of Inversiones y
Rentas S.A.
Director of various companies
	Business Address:	AG Barr. 4 Mollins Road,Westfield Ind Estate,
Cumbernauld, G68 9HD, UK
	Citizenship:	British

6.	Name:	Jorge Luis Ramos Santos
	Principal Occupation:	Director of various companies
	Business Address:	Esperanza 110. Garza García
Nuevo León, México. ZP 66240
	Citizenship:	Mexican

A-2-1

7.	Name:	Alessandro Bizzarri Carvallo
	Principal Occupation:	Partner, Law Offices Carvallo, Bizzarri & García Abogados

	Business Address:	Av. Nueva Costanera 4229, of 206
Santiago, Chile
	Citizenship:	Chilean

8.	Name:	Rosita Covarrubias Gatica
	Principal Occupation:	Finance Manager Inversiones y Rentas S.A.
	Business Address:	Enrique Foster Sur 20, 14th Floor
Santiago, Chile
	Citizenship:	Chilean

A-2-2

Schedule A-3

Schedule A-3 of the Schedule 13D is hereby amended in its entirety as follows:

Directors and Executive Officers of Quiñenco S.A.

Directors:

1.	Name:	Andrónico Luksic Craig
	Principal Occupation:	Chairman of the Board of Directors of Quiñenco, Vice Chairman of the Board of Directors of Banco de Chile, Director of various companies
	Business Address:	Enrique Foster Sur 20, 16th Floor
Santiago, Chile
	Citizenship:	Chilean

2.	Name:	Jean-Paul Luksic Fontbona
	Principal Occupation:	Non-Executive Chairman of Antofagasta plc,Vice Chairman of the Board of Directors of Quiñenco, Director of various companies
	Business Address:	Apoquindo 4001, 22nd Floor
Santiago, Chile
	Citizenship:	Chilean

3.	Name:	Nicolás Luksic Puga
	Principal Occupation:	Chief Executive Officer of Ionix S.A., Director of Quiñenco,
Director of various companies
	Business Address:	Enrique Foster Sur 20, 21st Floor
Santiago, Chile
	Citizenship:	Chilean

4.	Name:	Andrónico Luksic Lederer
	Principal Occupation:	Vice Chairman of Inversiones Consolidadas Limitada; Corporate Manager, International Development, Antofagasta Minerals S.A.; Director of Quiñenco
	Business Address:	Apoquindo 4001, 21st Floor
Santiago, Chile
	Citizenship:	Chilean

5.	Name:	Gonzalo Menéndez Duque
	Principal Occupation:	Director of various companies
	Business Address:	Agustinas 972, Suite 701
Santiago, Chile
	Citizenship:	Chilean

6.	Name:	Hernán Büchi Buc
	Principal Occupation:	Director of various companies
	Business Address:	Alcántara 498
Las Condes, Santiago, Chile
	Citizenship:	Chilean

7.	Name:	Fernando Cañas Berkowitz
	Principal Occupation:	Director of various companies
	Business Address:	Lo Fontecilla 441
Santiago, Chile
	Citizenship:	Chilean

8.	Name:	Matko Koljatic Maroevic
	Principal Occupation:	Business Administrator
	Business Address:	Vicuña Mackenna 4860
Escuela de Administración PUC,
Santiago, Chile
	Citizenship:	Chilean

A-3-1

Executive Officers:

1.	Name:	Francisco Pérez Mackenna
	Title:	Chief Executive Officer
	Citizenship:	Chilean

2.	Name:	Luis Fernando Antúnez Bories
	Title:	Chief Financial Officer
	Citizenship:	Chilean

3.	Name:	Felipe Joannon Vergara
	Title:	Managing Director, Business Development
	Citizenship:	Chilean

4.	Name:	Martín Rodríguez Guiraldes
	Title:	Managing Director, Mergers & Acquisitions
	Citizenship:	Chilean

5.	Name:	Rodrigo Hinzpeter Kirberg
	Title:	Chief Legal Counsel
	Citizenship:	Chilean

6.	Name:	Pedro Marín Loyola
	Title:	Managing Director, Performance Appraisal and Internal Auditing
	Citizenship:	Chilean

A-3-2

7.	Name:	María Carolina García de la Huerta Aguirre
	Title:	Managing Director, Corporate Affairs and Communications
	Citizenship:	Chilean

8.	Name:	Alvaro Sapag Rajevic
	Title:	Managing Director, Sustainability
	Citizenship:	Chilean

9.	Name:	Andrea Tokman Ramos
	Title:	Chief Economist
	Citizenship:	Chilean, U.S.

A-3-3

Schedule A-4

Schedule A-4 of the Schedule 13D is hereby amended in its entirety as follows:

Directors of Heineken N.V.

Members of the Executive Board:

1.	Name:	Jean-Francois van Boxmeer
	Principal Occupation:	Chairman of the Executive Board of Heineken N.V. CEO

	Business Address:	Tweede Weteringplantsoen 21,
1017 2D Amsterdam, Netherlands
	Citizenship:	Belgian

2.	Name:	René Hooft Graafland
	Principal Occupation:	Member of the Executive Board of Heineken N.V. CFO

	Business Address:	Tweede Weteringplantsoen 21,
1017 2D Amsterdam, Netherlands
	Citizenship:	Dutch

A-4-1

Schedule A-5

Schedule A-5 of the Schedule 13D is hereby amended in its entirety as follows:

Members of the Foundation Council of the Luksburg Foundation

1.	Name:	Andrónico Luksic Craig
	Principal Occupation:	Chairman of the Board of Directors of Quiñenco,Vice Chairman of the Board of Directors of Banco de Chile, Director of various companies
	Business Address:	Enrique Foster Sur 20, 16th Floor
Santiago, Chile
	Citizenship:	Chilean

2.	Name:	Jean-Paul Luksic Fontbona
	Principal Occupation:	Non-Executive Chairman of Antofagasta plc, Vice Chairman of the Board of Directors of Quiñenco, Director of various companies
	Business Address:	Apoquindo 4001, 22nd Floor
Santiago, Chile
	Citizenship:	Chilean

3.	Name:	Nicolás Luksic Puga
	Principal Occupation:	Chief Executive Officer of Ionix S.A., Director of Quiñenco,
Director of various companies
	Business Address:	Enrique Foster Sur 20, 21st Floor
Santiago, Chile
	Citizenship:	Chilean

4.	Name:	Karl Josef Hier
	Principal Occupation:	Lawyer, Marxer & Partner
	Business Address:	Heiligkreuz 6
Vaduz, Liechtenstein
	Citizenship:	Austrian

A-5-1

Schedule A-6

Schedule A-6 of the Schedule 13D is hereby amended in its entirety as follows:

Directors of Lanzville Investments Establishment

1.	Name:	Andrónico Luksic Craig
	Principal Occupation:	Chairman of the Board of Directors of Quiñenco, Vice Chairman of the Board of Directors of Banco de Chile, Director of various companies
	Business Address:	Enrique Foster Sur 20, 16th Floor
Santiago, Chile
	Citizenship:	Chilean

2.	Name:	Jean-Paul Luksic Fontbona
	Principal Occupation:	Non-Executive Chairman of Antofagasta plc, Vice Chairman of the Board of Directors of Quiñenco,Director of various companies
	Business Address:	Apoquindo 4001, 22nd Floor
Santiago, Chile
	Citizenship:	Chilean

3.	Name:	Karl Josef Hier
	Principal Occupation:	Lawyer, Marxer & Partner
	Business Address:	Heiligkreuz 6
Vaduz, Liechtenstein
	Citizenship:	Austrian

A-6-1

Schedule A-7

Schedule A-7 of the Schedule 13D is hereby amended in its entirety as follows:

Directors of Dolberg Finance Corporation Establishment

1.	Name:	Andrónico Luksic Craig
	Principal Occupation:	Chairman of the Board of Directors of Quiñenco, Vice Chairman of the Board of Directors of Banco de Chile, Director of various companies
	Business Address:	Enrique Foster Sur 20, 16th Floor
Santiago, Chile
	Citizenship:	Chilean

2.	Name:	Jean-Paul Luksic Fontbona
	Principal Occupation:	Non-Executive Chairman of Antofagasta plc, Vice Chairman of the Board of Directors of Quiñenco,Director of various companies
	Business Address:	Apoquindo 4001, 22nd Floor
Santiago, Chile
	Citizenship:	Chilean

3.	Name:	Karl Josef Hier
	Principal Occupation:	Lawyer, Marxer & Partner
	Business Address:	Heiligkreuz 6
Vaduz, Liechtenstein
	Citizenship:	Austrian

A-7-1

Schedule A-8

Schedule A-8 of the Schedule 13D is hereby amended in its entirety as follows:

Directors of Geotech Establishment

1.	Name:	Andrónico Luksic Craig
	Principal Occupation:	Chairman of the Board of Directors of Quiñenco, Vice Chairman of the Board of Directors of Banco de Chile, Director of various companies
	Business Address:	Enrique Foster Sur 20, 16th Floor
Santiago, Chile
	Citizenship:	Chilean

2.	Name:	Jean-Paul Luksic Fontbona
	Principal Occupation:	Non-Executive Chairman of Antofagasta plc, Vice Chairman of the Board of Directors of Quiñenco,Director of various companies
	Business Address:	Apoquindo 4001, 22nd Floor
Santiago, Chile
	Citizenship:	Chilean

3.	Name:	Karl Josef Hier
	Principal Occupation:	Lawyer, Marxer & Partner
	Business Address:	Heiligkreuz 6
Vaduz, Liechtenstein
	Citizenship:	Austrian

A-8-1

Schedule A-9

Schedule A-9 of the Schedule 13D is hereby amended in its entirety as follows:

Directors of Andsberg Limited

1.	Name:	Andrónico Luksic Craig
	Principal Occupation:	Chairman of the Board of Directors of Quiñenco, Vice Chairman of the Board of Directors of Banco de Chile, Director of various companies
	Business Address:	Enrique Foster Sur 20, 16th Floor
Santiago, Chile
	Citizenship:	Chilean

2.	Name:	María Paola Luksic Fontbona
	Principal Occupation:	Entrepreneur
	Business Address:	Apoquindo 4001, 14th Floor
Santiago, Chile
	Citizenship:	Chilean

3.	Name:	Gonzalo Menéndez Duque
	Principal Occupation:	Director of various companies
	Business Address:	Agustinas 972, Suite 701
Santiago, Chile
	Citizenship:	Chilean

4.	Name:	Ramón Jara Araya
	Principal Occupation:	Director of various companies
	Business Address:	Apoquindo 4001, 22nd Floor
Santiago, Chile
	Citizenship:	Chilean

A-9-1

Schedule A-10

Schedule A-10 of the Schedule 13D is hereby amended in its entirety as follows:

Directors of Andsberg Inversiones Limited

1.	Name:	Andrónico Luksic Craig
	Principal Occupation:	Chairman of the Board of Directors of Quiñenco, Vice Chairman of the Board of Directors of Banco de Chile, Director of various companies
	Business Address:	Enrique Foster Sur 20, 16th Floor
Santiago, Chile
	Citizenship:	Chilean

2.	Name:	María Paola Luksic Fontbona
	Principal Occupation:	Entrepreneur
	Business Address:	Apoquindo 4001, 14th Floor
Santiago, Chile
	Citizenship:	Chilean

3.	Name:	Gonzalo Menéndez Duque
	Principal Occupation:	Director of various companies
	Business Address:	Agustinas 972, Suite 701
Santiago, Chile
	Citizenship:	Chilean

4.	Name:	Ramón Jara Araya
	Principal Occupation:	Director of various companies
	Business Address:	Apoquindo 4001, 22nd Floor
Santiago, Chile
	Citizenship:	Chilean

A-10-1

Schedule A-11

Schedule A-11 of the Schedule 13D is hereby amended in its entirety as follows:

Authorized Signatories of Andsberg Inversiones Ltda.

1.	Name:	Andrónico Luksic Craig
	Principal Occupation:	Chairman of the Board of Directors of Quiñenco, Vice Chairman of the Board of Directors of Banco de Chile, Director of various companies
	Business Address:	Enrique Foster Sur 20, 16th Floor
Santiago, Chile
	Citizenship:	Chilean

2.	Name:	Jean-Paul Luksic Fontbona
	Principal Occupation:	Non-Executive Chairman of Antofagasta plc, Vice Chairman of the Board of Directors of Quiñenco,Director of various companies
	Business Address:	Apoquindo 4001, 22nd Floor
Santiago, Chile
	Citizenship:	Chilean

3.	Name:	María Paola Luksic Fontbona
	Principal Occupation:	Entrepreneur
	Business Address:	Apoquindo 4001, 14th Floor
Santiago, Chile
	Citizenship:	Chilean

4.	Name:	Lukas Yaksic Rojas
	Principal Occupation:	Business Administrator for the Quiñenco Group
	Business Address:	Apoquindo 4001, 14th Floor
Santiago, Chile
	Citizenship:	Chilean

A-11-1

Schedule A-12

Schedule A-12 of the Schedule 13D is hereby amended in its entirety as follows:

Directors of Ruana Copper Corporation Establishment

1.	Name:	Andrónico Luksic Craig
	Principal Occupation:	Chairman of the Board of Directors of Quiñenco, Vice Chairman of the Board of Directors of Banco de Chile and Quiñenco, Director of various companies
	Business Address:	Enrique Foster Sur 20, 16th Floor
Santiago, Chile
	Citizenship:	Chilean

2.	Name:	Jean-Paul Luksic Fontbona
	Principal Occupation:	Non-Executive Chairman of Antofagasta plc, Vice Chairman of the Board of Directors of Quiñenco,Director of various companies
	Business Address:	Apoquindo 4001, 22nd Floor
Santiago, Chile
	Citizenship:	Chilean

3.	Name:	Karl Josef Hier
	Principal Occupation:	Lawyer, Marxer & Partner
	Business Address:	Heiligkreuz 6
Vaduz, Liechtenstein
	Citizenship:	Liechtenstein

A-12-1

Schedule A-13

Schedule A-13 of the Schedule 13D is hereby amended in its entirety as follows:

Directors and General Manager of Inmobiliaria e Inversiones Rio Claro S.A.

Directors:

1.	Name:	Nicolás Luksic Puga
	Principal Occupation:	Chief Executive Officer of Ionix S.A.,Director of Quiñenco, Director of various companies
	Business Address:	Enrique Foster Sur 20, 21st Floor
Santiago, Chile
	Citizenship:	Chilean

2.	Name:	Gonzalo Menéndez Duque
	Principal Occupation:	Director of various companies
	Business Address:	Agustinas 972, Suite 701
Santiago, Chile
	Citizenship:	Chilean

3.	Name:	Manuel José Noguera Eyazguirre
	Principal Occupation:	Advisor to the Chairman and the Board of Directors of Quiñenco
	Business Address:	Enrique Foster Sur 20, 16th Floor
Santiago, Chile
	Citizenship:	Chilean

4.	Name:	Enrique Cibié Bluth
	Principal Occupation:	Director of various companies
	Business Address:	Apoquindo 3650, 10th Floor
Santiago, Chile
	Citizenship:	Chilean

5.	Name:	Alessandro Bizzarri Carvallo
	Principal Occupation:	Lawyer, Partner of Carvallo, Bizzarri & García
	Business Address:	Avenida Nueva Costanera 4229, of. 206
Santiago, Chile
	Citizenship:	Chilean

A-13-1

Management:

1.	Name:	Fernando de Solminihac Tampier
	Principal Occupation:	Chief Executive Officer
	Business Address:	Enrique Foster Sur 20, 21st Floor
Santiago, Chile
	Citizenship:	Chilean

A-13-2

Schedule A-14

Schedule A-14 of the Schedule 13D is hereby amended in its entirety as follows:

Directors and General Manager of Inversiones Consolidadas Limitada

Directors:

1.	Name:	Rodrigo Terré Fontbona
	Principal Occupation:	Chairman of Inversiones Consolidadas Limitada, Director of various companies
	Business Address:	Enrique Foster Sur 20, 18th Floor
Santiago, Chile
	Citizenship:	Chilean

2.	Name:	Andrónico Luksic Lederer
	Principal Occupation:	Vice Chairman of Inversiones Consolidadas Limitada; Corporate Manager, International Development, Antofagasta Minerals S.A.; Director of Quiñenco
	Business Address:	Apoquindo 4001, 21st Floor
Santiago, Chile
	Citizenship:	Chilean

3.	Name:	Gonzalo Molina Ariztía
	Principal Occupation:	Lawyer, Partner of Infante, Valenzuela, Molina & Cía.
	Business Address:	Av. Apoquindo 3885, 6th Floor
Santiago, Chile
	Citizenship:	Chilean

4.	Name:	Alessandro Bizzarri Carvallo
	Principal Occupation:	Lawyer, Partner of Carvallo, Bizzarri & García
	Business Address:	Av. Nueva Costanera 4229, of. 206
Santiago, Chile
	Citizenship:	Chilean

4.	Name:	Davor Luksic Lederer
	Principal Occupation:	Chairman of Excelsa d.o.o.
	Business Address:	Ilica 1a, 14th Floor
Zagreb, Croatia
	Citizenship:	Chilean

A-14-1

General Manager:

1.	Name:	Rodrigo Swett Brown
	Principal Occupation:	General Manager of Inversiones Consolidadas Limitada
	Business Address:	Enrique Foster Sur 20, 18th Floor
Santiago, Chile
	Citizenship:	Chilean

A-14-2

Schedule A-15

Schedule A-15 of the Schedule 13D is hereby amended in its entirety as follows:

Directors and General Manager of Inversiones Salta S.A.

Directors:

1.	Name:	Gonzalo Molina Ariztía
	Principal Occupation:	Lawyer, Partner of Infante, Valenzuela, Molina & Cía.
	Business Address:	Av. Apoquindo 3885, 6th Floor
Santiago, Chile
	Citizenship:	Chilean

2.	Name:	Andrónico Luksic Lederer
	Principal Occupation:	Vice Chairman of Inversiones Consolidadas Limitada; Corporate Manager, International Development, Antofagasta Minerals S.A.; Director of Quiñenco
	Business Address:	Apoquindo 4001, 21st Floor
Santiago, Chile
	Citizenship:	Chilean

3.	Name:	José Miguel Infante Lira
	Principal Occupation:	Lawyer, Partner of Infante, Valenzuela, Molina & Cía
	Business Address:	Av. Apoquindo 3885, 6th Floor
Santiago, Chile
	Citizenship:	Chilean

4.	Name:	Gonzalo Valenzuela Silva
	Principal Occupation:	Lawyer, Partner of Infante, Valenzuela, Molina & Cía
	Business Address:	Av. Apoquindo 3885, 6th Floor
Santiago, Chile
	Citizenship:	Chilean

5.	Name:	Alessandro Bizzarri Carvallo
	Principal Occupation:	Lawyer, Partner of Carvallo, Bizzarri & García
	Business Address:	Av. Nueva Costanera 4229, of. 206
Santiago, Chile
	Citizenship:	Chilean

A-15-1

General Manager:

1.	Name:	Rodrigo Terré Fontbona
	Principal Occupation:	Chairman of Inversiones Consolidadas Limitada, Director of various companies
	Business Address:	Enrique Foster Sur 20, 18th Floor
Santiago, Chile
	Citizenship:	Chilean
A-15-2

Schedule A-16

Authorized Signatories of Inversiones Río Claro Ltda.

1.	Name:	Nicolás Luksic Puga
	Principal Occupation:	Chief Executive Officer of Ionix S.A., Director of Quiñenco, Director of various companies
	Business Address:	Enrique Foster Sur 20, 21th Floor
Santiago, Chile
	Citizenship:	Chilean

2.	Name:	Gonzalo Menéndez Duque
	Principal Occupation:	Director of various companies
	Business Address:	Agustinas 972, Suite 701
Santiago, Chile
	Citizenship:	Chilean

3.	Name:	Manuel José Noguera Eyzaguirre
	Principal Occupation:	Advisor to the Chairman and the Board of Directors of Quiñenco
	Business Address:	Enrique Foster Sur 20, 16th Floor
Santiago, Chile
	Citizenship:	Chilean

4.	Name:	Antonia Luksic Puga
	Principal Occupation:	Industrial Designer and Entrepreneur
	Business Address:	Enrique Foster Sur 20, 21st Floor
Santiago, Chile
	Citizenship:	Chilean

5.	Name:	Alessandro Bizzarri Carvallo
	Principal Occupation:	Lawyer, Partner of Carvallo, Bizzarri & García
	Business Address:	Avenida Nueva Costanera 4229, of. 206
Santiago, Chile
	Citizenship:	Chilean

6.	Name:	Davor Domitrovic Grubisic
	Principal Occupation:	Chief Attorney of Quiñenco
	Business Address:	Enrique Foster Sur 20, 15th Floor
Santiago, Chile
	Citizenship:	Chilean

7.	Name:	Fernando de Solminihac Tampier
	Principal Occupation:	Chief Executive Officer
	Business Address:	Enrique Foster Sur 20, 21st Floor
Santiago, Chile
	Citizenship:	Chilean

A-16-1

8.	Name:	Gloria Vergara Figueroa
	Principal Occupation:	Chief Financial Officer
	Business Address:	Enrique Foster Sur 20, 21st Floor
Santiago, Chile
	Citizenship:	Chilean

A-16-2

Schedule A-17

Directors and General Manager of Inversiones Orengo S.A.

Directors:

1.	Name:	Andrónico Luksic Craig
	Principal Occupation:	Chairman of the Board of Directors of Quiñenco, Vice Chairman of the Board of Directors of Banco de Chile and Quiñenco, Director of various companies
	Business Address:	Enrique Foster Sur 20, 16th Floor
Santiago, Chile
	Citizenship:	Chilean

2.	Name:	Jean-Paul Luksic Fontbona
	Principal Occupation:	Non-Executive Chairman of Antofagasta plc, Vice Chairman of the Board of Directors of Quiñenco, Director of various companies
	Business Address:	Apoquindo 4001, 22nd Floor
Santiago, Chile
	Citizenship:	Chilean

3.	Name:	María Paola Luksic Fontbona
	Principal Occupation:	Entrepreneur
	Business Address:	Apoquindo 4001, 14th Floor
Santiago, Chile
	Citizenship:	Chilean

4.	Name:	Lukas Yaksic Rojas
	Principal Occupation:	Business Administrator for the Quiñenco Group
	Business Address:	Apoquindo 4001, 14th Floor
Santiago, Chile
	Citizenship:	Chilean

General Manager:

1.	Name:	Lukas Yaksic Rojas
	Principal Occupation:	Business Administrator for the Quiñenco Group
	Business Address:	Apoquindo 4001, 14th Floor
Santiago, Chile
	Citizenship:	Chilean

A-17-1

Schedule A-18

Authorized Signatories of Inversiones Alaska Limitada

1.	Name:	Rodrigo Terré Fontbona
	Principal Occupation:	Chairman of Inversiones Consolidadas Limitada, Director of various companies
	Business Address:	Enrique Foster Sur 20, 18th Floor
Santiago, Chile
	Citizenship:	Chilean

2.	Name:	Alessandro Bizzarri Carvallo
	Principal Occupation:	Lawyer, Partner of Carvallo, Bizzarri & García
	Business Address:	Av. Nueva Costanera 4229, of. 206
Santiago, Chile
	Citizenship:	Chilean

3.	Name:	Rodrigo Swett Brown
	Principal Occupation:	General Manager of Inversiones Consolidadas Limitada
	Business Address:	Enrique Foster Sur 20, 18th Floor
Santiago, Chile
	Citizenship:	Chilean

A-18-1

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date: December 1, 2014

INVERSIONES Y RENTAS S.A.
INVERSIONES IRSA LIMITADA

By:	/s/ Alessandro Bizzarri Carvallo
Name:	Alessandro Bizzarri Carvallo
Title:	Attorney-in-fact

By:	/s/ Francisco Pérez Mackenna
Name:	Francisco Pérez Mackenna
Title:	Attorney-in-fact

QUIÑENCO S.A.

By:	/s/ Francisco Pérez Mackenna
Name:	Francisco Pérez Mackenna
Title:	Chief Executive Officer

LUKSBURG FOUNDATION
DOLBERG FINANCE CORPORATION ESTABLISHMENT
LANZVILLE INVESTMENT ESTABLISHMENT
RUANA COPPER CORPORATION ESTABLISHMENT
GEOTECH ESTABLISHMENT
ANDSBERG LTDA.
ANDSBERG INVERSIONES LTD.
ANDSBERG INVERSIONES LTDA.
INVERSIONES ORENGO S.A.

By:	/s/ Andrónico Luksic Craig
Name:	Andrónico Luksic Craig

By:	/s/ Jean-Paul Luksic Fontbana
Name:	Jean-Paul Luksic Fontbona

HEINEKEN N.V.

By:	/s/ D.R. Hooft Graafland
Name:	D.R. Hooft Graafland
Title:	Executive Board

ANDRÓNICO LUKSIC CRAIG
PATRICIA LEDERER TCHERNIAK
INVERSIONES CONSOLIDADAS LTDA.
INVERSIONES SALTA S.A.
ANDRÓNICO LUKSIC LEDERER
DAVOR LUKSIC LEDERER
MAX LUKSIC LEDERER
DAX LUKSIC LEDERER
INVERSIONES ALASKA LTDA.
FERNANDA LUKSIC LEDERER

By:	/s/ Rodrigo Terré Fontbona
Name:	Rodrigo Terré Fontbona
Title:	Attorney-in-fact

NICOLÁS LUKSIC PUGA
INMOBILIARIA E INVERSIONES RÍO CLARO S.A.
INVERSIONES RÍO CLARO LTDA.
ANTONIA LUKSIC PUGA
ISIDORA LUKSIC PRIETO
MARA LUKSIC PRIETO
ELISA LUKSIC PRIETO

By:	/s/ Fernando de Solminihac Tampier
Name:	Fernando de Solminihac Tampier
Title:	Attorney-in-fact

EXHIBIT INDEX

Exhibit	Description

1
Joint Filing Agreements, together with Powers of Attorney from each of Luksburg Foundation, Dolberg Finance Corporation Establishment, Lanzville Investments Establishment, Ruana Copper Corporation Establishment, Geotech Establishment, Andsberg Ltd., Andsberg Inv. Ltd., Andsberg Inversiones Ltda., Patricia Lederer Tcherniak, Nicolas Luksic Puga, Guillermo Luksic Craig, Andronico Luksic Craig, Inmobiliaria e Inversiones Rio Claro S.A., Inversiones Salta S.A., Inversiones Consolidadas S.A., Andronico Luksic Lederer, Davor Luksic Lederer, Max Luksic Lederer, Dax Luksic Lederer and LQ Inversiones Financieras S.A. *

2	Amended Shareholder's Agreement dated January 13, 2003 between Quinenco and Heineken Chile.*
3	Syndicated Loan Agreement among Inversiones y Rentas, Banco de Estado de Chile, Banco de Credito e Inversiones and Banco Bilbao Vizcaya Argentaria, Chile dated August 5, 2005.*
4	Syndicated Loan Agreement - Inversiones y Rentas S.A. and Banco del Estado de Chile and Others.*
5	Modification of Syndicated Loan Agreement – Inversiones Y Rentas S.A. and Banco del Estado de Chile and Others.*
6
Joint Filing Agreements for each of Inversiones y Rentas S.A., Inversiones IRSA Limitada, Inmobiliaria e Inversiones Río Claro S.A., Inversiones Río Claro Ltda., Inversiones Orengo S.A., Inversiones Alaska Ltda., Nicolás Luksic Puga, Antonia Luksic Puga, Isidora Luksic Prieto, Mara Luksic Prieto, Elisa Luksic Prieto and Fernanda Luksic Lederer; and Powers of Attorney for each of Inversiones y Rentas S.A., Inversiones IRSA Limitada, Inmobiliaria e Inversiones Río Claro S.A., Inversiones Río Claro Ltda., Inversiones Orengo S.A., Inversiones Alaska Ltda., Nicolás Luksic Puga, Antonia Luksic Puga, Isidora Luksic Prieto, Mara Luksic Prieto, Elisa Luksic Prieto and Fernanda Luksic Lederer.

7	Loan Agreement, dated July 25, 2013, between Inversiones y Rentas S.A. and Banco del Estado de Chile.
8	Credit Line Agreement, dated August 6, 2013, between Inversiones y Rentas S.A. and Banco de Crédito e Inversiones.

* Exhibit previously filed

The undersigned persons (each being one of the "Reporting Persons") hereby agree that a joint statement of this schedule 13D/A, and any amendments thereto, be filed on their behalf by Alessandro Bizzarri Carvallo, whose address is Av. Nueva Costanera 4229, of 206, Santiago, Chile, and Francisco Pérez Mackenna, whose address is Enrique Foster Sur 20, 16th Floor, Santiago, Chile.

Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of the items contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.

Date: December 1, 2014

Inversiones y Rentas S.A.
Inversiones IRSA Limitada

	By:	/s/ Alessandro Bizzarri Carvallo
	Name:	Alessandro Bizzarri Carvallo
	Title:	Attorney-in-fact

	By:	/s/ Francisco Pérez Mackenna
	Name:	Francisco Pérez Mackenna
	Title:	Attorney-in-fact

The undersigned persons (each being one of the "Reporting Persons") hereby agree that a joint statement of this schedule 13D/A, and any amendments thereto, be filed on their behalf by Fernando de Solminihac Tampier, whose address is Enrique Foster Sur 20, 21st Floor, Santiago, Chile.

Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of the items contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.

Date: December 1, 2014
Inmobiliaria e Inversiones Río Claro S.A.
Inversiones Río Claro Ltda.
Nicolás Luksic Puga
Antonia Luksic Puga
Isidora Luksic Prieto
Mara Luksic Prieto
Elisa Luksic Prieto

	By:	/s/ Fernando de Solminihac Tampier
	Name:	Fernando de Solminihac Tampier
	Title:	Attorney-in-fact

The undersigned person (being one of the "Reporting Persons") hereby agrees that a joint statement of this schedule 13D/A, and any amendments thereto, be filed on its behalf by Andrónico Luksic Craig, whose address is Enrique Foster Sur 20, 16th Floor, Santiago, Chile, and Jean-Paul Luksic Fontbona, whose address is Apoquindo 4001, 22nd Floor, Santiago, Chile.

Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of the items contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.

Date: December 1, 2014

Inversiones Orengo S.A.

	By:	/s/ Andrónico Luksic Craig
	Name:	Andrónico Luksic Craig
	Title:	Attorney-in-fact

	By:	/s/ Jean-Paul Luksic Fontbana
	Name:	Jean-Paul Luksic Fontbona
	Title:	Attorney-in-fact

The undersigned persons (each being one of the “Reporting Persons”) hereby agree that a joint statement of this schedule 13D/A, and any amendments thereto, be filed on their behalf by Rodrigo Terré Fontbona, whose address is Enrique Foster Sur 20, 18th Floor, Santiago, Chile.

Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of the items contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.

Date: December 1, 2014

Inversiones Alaska Ltda
Fernanda Luksic Lederer

	By:	/s/ Rodrigo Terré Fontbona
	Name:	Rodrigo Terré Fontbona
	Title:	Attorney-in-fact

Power Of Attorney

The undersigned, Inversiones y Rentas S.A., a company whose address is Enrique Foster Sur 20, 14th Floor, Santiago, Chile, does hereby appoint Alessandro Bizzarri Carvallo, whose address is Av. Nueva Costanera 4229, of 206, Santiago, Chile, and Francisco Pérez Mackenna, whose address is Enrique Foster Sur 20, 16th Floor, Santiago, Chile, as its attorneys-in-fact, for it and its name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13D ("Schedule 13D") any amendments thereto, and any agreement to file Schedule 13D jointly with any other reporting person in respect of the shares of Compania Cervecerias Unidas S.A. common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as it could do if personally present.

Signed as of the 1st day of December, 2014.

INVERSIONES Y RENTAS S.A.

By:	/s/ Alessandro Bizzarri Carvallo
Name:	Alessandro Bizzarri Carvallo
Title:	General Manager

By:	/s/ Francisco Pérez Mackenna
Name:	Francisco Pérez Mackenna
Title:	Director

WITNESS:

/s/ Davor Domitrovic Grubisic
Name:	Davor Domitrovic Grubisic

Power Of Attorney

The undersigned, Inversiones IRSA Limitada, a limited liability company whose address is Enrique Foster Sur 20, 14th Floor, Santiago, Chile, does hereby appoint Alessandro Bizzarri Carvallo, whose address is Av. Nueva Costanera 4229, of 206, Santiago, Chile, and Francisco Pérez Mackenna, whose address is Enrique Foster Sur 20, 16th Floor, Santiago, Chile, as its attorneys-in-fact, for it and its name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13D ("Schedule 13D") any amendments thereto, and any agreement to file Schedule 13D jointly with any other reporting person in respect of the shares of Compania Cervecerias Unidas S.A. common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as it could do if personally present.

Signed as of the 1st day of December, 2014.

INVERSIONES IRSA LIMITADA

By:	/s/ Alessandro Bizzarri Carvallo
Name:	Alessandro Bizzarri Carvallo
Title:	Authorized Signatory

By:	/s/ Francisco Pérez Mackenna
Name:	Francisco Pérez Mackenna
Title:	Authorized Signatory

WITNESS:

/s/ Davor Domitrovic Grubisic
Name:	Davor Domitrovic Grubisic

Power Of Attorney

The undersigned, Inmobiliaria e Inversiones Río Claro S.A., a corporation whose address is Enrique Foster Sur 20, Floor 21, Santiago, Chile, does hereby appoint Fernando de Solminihac Tampier, whose address is Enrique Foster Sur 20, 21st Floor, Santiago, Chile, as its attorney-in-fact, for it and its name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13D ("Schedule 13D") any amendments thereto, and any agreement to file Schedule 13D jointly with any other reporting person in respect of the shares of Compania Cervecerias Unidas S.A. common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as it could do if personally present.

Signed as of the 1st day of December, 2014.

INMOBILIARIA E INVERSIONES RÍO CLARO S.A.

By:	/s/ Fernando de Solminihac Tampier
Name:	Fernando de Solminihac Tampier

By:	/s/ Gloria Vergara Figueroa
Name:	Gloria Vergara Figueroa

WITNESS:

/s/ Mónica Lambert Moraga
Name:	Mónica Lambert Moraga

Power Of Attorney

The undersigned, Inversiones Río Claro Ltda., a limited liability company whose address is Enrique Foster Sur 20, Floor 21, Santiago, Chile, does hereby appoint Fernando de Solminihac Tampier, whose address is Enrique Foster Sur 20, 21st Floor, Santiago, Chile, as its attorney-in-fact, for it and its name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13D ("Schedule 13D") any amendments thereto, and any agreement to file Schedule 13D jointly with any other reporting person in respect of the shares of Compania Cervecerias Unidas S.A. common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as it could do if personally present.

Signed as of the 1st day of December, 2014.

INVERSIONES RÍO CLARO LTDA.

By:	/s/ Fernando de Solminihac Tampier
Name:	Fernando de Solminihac Tampier

By:	/s/ Gloria Vergara Figueroa___
Name:	Gloria Vergara Figueroa

WITNESS:

/s/Mónica Lambert Moraga
Name:	Mónica Lambert Moraga

Power Of Attorney

The undersigned, Nicolás Luksic Puga, an individual whose address is Enrique Foster Sur 20,  Floor 21, Santiago, Chile, does hereby appoint Fernando de Solminihac Tampier, whose address is Enrique Foster Sur 20, 21st Floor, Santiago, Chile, as his attorney-in-fact, for his and his name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13D ("Schedule 13D") any amendments thereto, and any agreement to file Schedule 13D jointly with any other reporting person in respect of the shares of Compania Cervecerias Unidas S.A. common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as he could do if personally present.

Signed as of the 1st day of December, 2014.

By:	/s/ Nicolás Luksic Puga
Name:	Nicolás Luksic Puga

WITNESS:

/s/Gloria Vergara Figueroa
Name:	Gloria Vergara Figueroa

Power Of Attorney

The undersigned, Inversiones Orengo S.A., a corporation whose address is Apoquindo 4001, Floor 14, Las Condes, Santiago, Chile, does hereby appoint Andrónico Luksic Craig, whose address is Enrique Foster Sur 20, 16th Floor, Santiago, Chile, and Jean-Paul Luksic Fontbona, whose address is Apoquindo 4001, 22nd Floor, Santiago, Chile, as its attorneys-in-fact, for it and its name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13D ("Schedule 13D") any amendments thereto, and any agreement to file Schedule 13D jointly with any other reporting person in respect of the shares of Compania Cervecerias Unidas S.A. common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as it could do if personally present.

Signed as of the 1st day of December, 2014.

INVERSIONES ORENGO S.A.

By:	/s/ Andrónico Luksic Craig
Name: Andrónico Luksic Craig

By:	/s/ Jean-Paul Luksic Fontbona
Name: Jean-Paul Luksic Fontbona

WITNESS:

/s/Lukas Yaksic Rojas
Name:	Lukas Yaksic Rojas

Power Of Attorney

The undersigned, Inversiones Alaska Ltda., a limited liability company whose address is Enrique Foster Sur 20, 18th Floor, Las Condes, Santiago, Chile, does hereby appoint Rodrigo Terré Fontbona, whose address is Enrique Foster Sur 20, 18th Floor, Santiago, Chile, as its attorney-in-fact, for it and its name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13D ("Schedule 13D") any amendments thereto, and any agreement to file Schedule 13D jointly with any other reporting person in respect of the shares of Compania Cervecerias Unidas S.A. common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as it could do if personally present.

Signed as of the 1st day of December, 2014.

INVERSIONES ALASKA LTDA.

By:	/s/ Rodrigo Terré Fontbona
Name: Rodrigo Terré Fontbona

By:	/s/ Rodrigo Swett Brown
Name: Rodrigo Swett Brown

WITNESS:

/s/Alessandro Bizzarri Carvallo
Name:	Alessandro Bizzarri Carvallo

Power Of Attorney

The undersigned, Antonia Luksic Puga, an individual whose address is Enrique Foster Sur 20,  Floor 21, Santiago, Chile, does hereby appoint Fernando de Solminihac Tampier, whose address is Enrique Foster Sur 20, 21st Floor, Santiago, Chile, as her attorney-in-fact, for her and her name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13D ("Schedule 13D") any amendments thereto, and any agreement to file Schedule 13D jointly with any other reporting person in respect of the shares of Compania Cervecerias Unidas S.A. common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as she could do if personally present.

Signed as of the 1st day of December, 2014.

By:	/s/ Antonia Luksic Puga
Name:	Antonia Luksic Puga

WITNESS:

/s/Gloria Vergara Figueroa
Name:	Gloria Vergara Figueroa

Power Of Attorney

The undersigned, Isidora Luksic Prieto, an individual whose address is Enrique Foster Sur 20, Floor 21, Santiago, Chile, does hereby appoint Fernando de Solminihac Tampier, whose address is Enrique Foster Sur 20, 21st Floor, Santiago, Chile, as her attorney-in-fact, for her and her name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13D ("Schedule 13D") any amendments thereto, and any agreement to file Schedule 13D jointly with any other reporting person in respect of the shares of Compania Cervecerias Unidas S.A. common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as she could do if personally present.

Signed as of the 1st day of December, 2014.

By:	/s/ Isidora Luksic Prieto
Name:	Isidora Luksic Prieto

WITNESS:

/s/ Gloria Vergara Figueroa
Name:	Gloria Vergara Figueroa

Power Of Attorney

The undersigned, Mara Luksic Prieto, an individual whose address is Enrique Foster Sur 20, Floor 21, Santiago, Chile, does hereby appoint Fernando de Solminihac Tampier, whose address is Enrique Foster Sur 20, 21st Floor, Santiago, Chile, as her attorney-in-fact, for her and her name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13D ("Schedule 13D") any amendments thereto, and any agreement to file Schedule 13D jointly with any other reporting person in respect of the shares of Compania Cervecerias Unidas S.A. common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as she could do if personally present.

Signed as of the 1st day of December, 2014.

Mara Luksic Prieto

By:	Virginia Prieto Cruse
Her: Legal guardian and representative

/s/ Virginia Prieto Cruse
Name:	Virginia Prieto Cruse

WITNESS:

/s/ Gloria Vergara Figueroa
Name:	Gloria Vergara Figueroa

Power Of Attorney

The undersigned, Elisa Luksic Prieto, an individual whose address is Enrique Foster Sur 20, Floor 21, Santiago, Chile, does hereby appoint Fernando de Solminihac Tampier, whose address is Enrique Foster Sur 20, 21st Floor, Santiago, Chile, as her attorney-in-fact, for her and her name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13D ("Schedule 13D") any amendments thereto, and any agreement to file Schedule 13D jointly with any other reporting person in respect of the shares of Compania Cervecerias Unidas S.A. common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as she could do if personally present.

Signed as of the 1st day of December, 2014.

Elisa Luksic Prieto

By:	Virginia Prieto Cruse
Her:	Legal guardian and representative

/s/ Virginia Prieto Cruse
Name: Virginia Prieto Cruse

WITNESS:

/s/ Gloria Vergara Figueroa
Name:	Gloria Vergara Figueroa

Power Of Attorney

The undersigned, Fernanda Luksic Lederer, an individual whose address is Enrique Foster Sur 20, 18th Floor, Las Condes, Santiago, Chile, does hereby appoint Rodrigo Terré Fontbona, whose address is Enrique Foster Sur 20, 18th Floor, Santiago, Chile, as her attorney-in-fact, for her and her name, to execute and cause to be filed or delivered, as required by Section 13(d) of the Securities Exchange Act of 1934, any number, as appropriate, of original and copies of the Securities and Exchange Commission Schedule 13D ("Schedule 13D") any amendments thereto, and any agreement to file Schedule 13D jointly with any other reporting person in respect of the shares of Compania Cervecerias Unidas S.A. common stock, owned by the undersigned and generally to take such other actions and such other things necessary to effectuate the foregoing as fully in all respects as she could do if personally present.

Signed as of the 1st day of December, 2014.

By:	/s/ Fernanda Luksic Lederer
Name:	Fernanda Luksic Lederer

WITNESS:

/s/ Gloria Vásquez Villarroel
Name:	Gloria Vásquez Villarroel